NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective July 1, 2008, between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 450 Wireless Boulevard, Hauppauge, NY 11788 (“NLCS”), and NATIONAL RETAIL FUNDS, comprised of three individual Delaware statutory trusts as listed on Schedule A hereto (each, a “Trust”).

I.   SCOPE OF SERVICES

NLCS will provide compliance services to the Trust as set forth herein and assist  the Trust in complying with the Federal Securities Laws (defined by Rule 38a-1) and meeting its responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”).

Phase I - Risk Management and Policies and Procedures Review

A. Evaluation of Internal Control Structure

1.

Conduct interviews with certain employees throughout the business lines of the Trust that are responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively the “Service Providers”).

2. Assess from the interviews the operational risks and compliance with stated policies and  procedures of the Trust and its Service Providers.

3. Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4. Review any written policies and procedures provided pursuant to Item B below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

B. Policies and Procedures

Conduct a detailed review of the Trust's policies and procedures pertaining to compliance with the Federal Securities Laws.  This review will cover among other things, policies and procedures relating to:

1. Pricing of portfolio securities and Trust shares, with a focus on the following items within the pricing polices and procedures:

a)

Monitoring for circumstances that may necessitate the use of fair value prices;

b)

Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

c)

Providing a methodology or methodologies by which the Trusts determine the current fair value of the portfolio securities; and

d)

Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

2. Processing of Trust shares, with a focus on the following items:

a)

Segregation of investor orders received before the Trusts price their shares from those that were received after the Trusts price their shares; and

b)

Methodology used by the Trusts to protect themselves and their shareholders against late trading.

3. Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

4. Protection of nonpublic information, including:

a)

Prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Trust or its Service Providers;

b)

Disclosure to third parties of material information about the Trusts' portfolios, trading strategies, or pending transactions; and

c)

Purchase or sale of Trust shares by the Trust or its Service Provider's personnel based on material, nonpublic information about the Trusts' portfolios.

5. Compliance with Trust governance requirements, including the procedures to guard against:

a)

Improperly constituted board;

b)

Failure of the board to properly consider matters entrusted to it; and

a)

Failure of the board to request and consider information required by the 1940 Act from the Trust and its Service Providers.

6. The excessive short-term trading of mutual Trust shares that may be harmful to the Trusts, including a focus on the following areas:

a)

Consistency of policies and procedures with the Trusts' disclosed policies regarding market timing;

b)

Monitoring of shareholder trades or flows of money in and out of the Trusts in order to detect market timing activity;

c)

Enforcement of the Trusts' policies regarding market timing;

d)

Prevention of waivers that would harm the Trusts or their shareholders or subordinate the interests of the Trusts or their shareholders to those of the Trust or any other affiliated person or associated person of the Trust; and

e)

Reporting to the Trusts' boards regarding all waivers granted, so that the boards can determine whether the waivers were proper.

In addition, NLCS shall conduct a review of the policies and procedures of the Trust’s Service Providers, as they relate to the Trust’s compliance with the Federal Securities Laws.

Advisers Act

The review of the policies and procedures of each Trust’s investment adviser shall cover, among other things, to the extent applicable to the Trust:

1. Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the Trust, and applicable regulatory restrictions;

2. Trading practices, including procedures by which the Trust satisfies its best execution obligation, uses client brokerage to obtain research and other services ("soft dollar arrangements"), and allocates aggregated trades among clients;

3. Proprietary trading of the Trust and personal trading activities of supervised persons;

4. The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

5. Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

6. The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

7. Marketing advisory services, including the use of solicitors;

8. Processes to value client holdings and assess fees based on those valuations;

9. Safeguards for the privacy protection of client records and information; and

10. Business continuity plans.

It is understood that the Chief Compliance Officer of each Trust’s investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under The Investment Advisers Act of 1940, and for overseeing, with respect to the portfolios they advise, each of items 1- 10 enumerated above under the heading “Advisers Act.”

Where deemed appropriate and in accordance with recent SEC staff pronouncements, NLCS may rely on summaries that are prepared by a Service Provider or a third party, instead of the actual policies and procedures of the Service Provider or third party outlined in this section.

Phase II - Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, NLCS will conduct any additional research that is necessary in order to ensure that the current practices of the Trust are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder. Additionally, NLCS will recommend amendments to the Trust’s Compliance Manual and will draft any additional policies and procedures for the areas identified in Phase I, including amending the policies and procedures as they pertain to:

1. Consistency with regulatory expectations of risk based policies and procedures;

2. Maintaining compliance with SEC regulations, under Rule 38a-1 under the 1940 Act; and

3. Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the Trust’s policies and procedures will be based on industry best practices and regulatory expectations. The Trust’s Compliance Manual serves as the Trust’s primary policy and procedures manual and should include summaries of the compliance polices and procedures of each of the Trust’s Service Providers.

Phase III – Ongoing Monitoring and Board Reporting

Once the Trust’s Compliance Program Manual is reviewed, the Trust’s Chief Compliance Officer will present it to the Board of Trustees of the Trust (the “Board”) for Approval.

Thereafter, the Trust’s Chief Compliance Officer will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers.

The Trust’s Chief Compliance Officer will conduct an annual review to assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Trust’s Board annually, within sixty calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Trust and its Service Providers, any material changes made to those polices and procedures since the date of the last report, and any material changes to the polices and procedures recommended as a result of the annual review, and each Material Compliance Matter as defined in Rule 38a-1 of the 1940 Act.

II. STAFFING AND TIMING

Under the terms of this Agreement, NLCS will provide the services of Michael J. Wagner, who shall be appointed by the Board as the Chief Compliance Officer for the Trust and each Trust of the Trust.  In addition, NLCS will provide support staff to Mr. Wagner to assist him in all aspects of his duties under this Agreement.  Mr. Wagner will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder. A brief biography for Mr. Wagner is included in Appendix B to this Agreement.

The timeline for this engagement, although subject to change, will be as follows:

ON-SITE

The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Trust.

Visits to Service Providers of the Trust will include:

1)

On-site visit to the Trust’s Administrator and Trust Accountant.

2)

On-site visit to the Trust’s Transfer Agent and Distributor.

3)

On-site visits to each Trust’s investment adviser.

4)

Visits to each Trust’s investment adviser will be preceded by telephone and other contact and consultation between the Trust’s Chief Compliance Officer and each investment adviser’s Chief Compliance Officer.

OFF-SITE

The off-site portion of this engagement will consist of NLCS devoting significant time preparing any amendments and drafting new policies and procedures as may be required under Phase II.

III. PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, NLCS shall be compensated as indicated in the attached Schedule A.

IV. INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust and NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer as appointed by the Trust’s Board shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS's work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise. Nor will any work performed by NLCS consist of a review of the internal controls of the Trust in accordance with AICPA Statement on Auditing Standards No. 70, or any other authoritative literature.

V. PROPRIETARY INFORMATION

In carrying out its consulting duties, NLCS will acquire information of a confidential nature relating to the Trust's business activities and its clients.   NLCS hereby agrees to maintain the confidentiality of the Trust’s information and shall not use, publish, or otherwise disclose any information pertaining to the Trust or its Service Providers.

NLCS recognizes that the Trust may be subject to the provisions of the Securities and Exchange Commission's Regulation S-P, or other privacy rules promulgated under the Gramm -Leach-Bliley Act (the "GLBA"). NLCS represents that it is a nonaffiliated third party service provider that is excepted from the Notice and Opt-Out Requirements pursuant to the GLBA.

VI. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)

Indemnification of NLCS.  The Trust shall on behalf of each applicable Trust, indemnify and hold NLCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement.  NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of NLCS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.  The Trust shall hold NLCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Trust or for any action reasonably taken or omitted in good faith reliance on such information.

(b)

Indemnification of the Trust. NLCS shall indemnify and hold the Trust and each Trust harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to NLCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’ performance under or in connection with this Agreement.

(c)

Reliance.  Except to the extent that NLCS may be liable pursuant to this Section VI, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)

advice of the Trust or of counsel to the Trust;

(ii)

any written instruction or certified copy of any resolution of the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to have been validly executed; or

(iii)

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by NLCS to be genuine and to have been signed or presented by the Trust or other proper party or parties.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

(d)

Errors of Others .  NLCS shall not be liable for the errors of other Service Providers to the Trust, and errors in information provided by an investment adviser or custodian to the Trust; except or unless any NLCS action or inaction is a direct or proximate cause of the error.

(e)

Limitation of Shareholder and Trustee Liability.  The Trustees of the Trust and the shareholders of Trusts shall not be liable for any obligations of the Trust or of the Trusts under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trusts to which NLCS’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Trusts.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust.  The execution and delivery of this Agreement has been authorized by the trustees of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

(f)

In the event that NLCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which NLCS is not a party, NLCS shall promptly notify the Trust and shall be reimbursed by the Trust at standard billing rates for NLCS's professional time and expenses, including reasonable attorneys fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein.  If such policy is utilized on the Chief Compliance Officer’s behalf, none of the deductible will be payable by NLCS.

VII. CONDITIONS PRECEDENT

The following conditions must be met within a reasonable amount of time following the execution of this agreement:

A.

The investment adviser for each Trust of the Trust will officially appoint a Chief Compliance Officer pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 ("Advisers Act"), to fulfill all required duties thereunder.

B.

The Trust will obtain a written representation from the provider of Directors and Officers/ Errors and Omissions Insurance coverage for the Trustees/officers of each Trust, to the effect that the Trust’s Chief Compliance Officer is fully covered thereunder as an officer of the Trust.

VIII. WARRANTY

NLCS warrants that it is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement.

IX. EFFECTIVE DATE, TERM AND TERMINATION

(a)

Effective Date and Term.  This Agreement shall become effective on the date first above written.  This Agreement shall remain in effect for a period of two years from the date of its effectiveness and subject to approval by the Board of the Trust, including approval by a majority of the Independent Trustees, shall continue in effect for successive twelve-month periods.

(b)

Termination.  After the initial two-year term, this Agreement may be terminated upon ninety (90) days’ prior written notice by either party. During the initial two-year term, this Agreement may not be terminated by either party absent a material breach.  Either party shall have 30 days to remedy a material breach. Compensation due NLCS and unpaid by the Trust upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later.  In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its shareholders.

(c)

Reimbursement of NLCS’s Expenses.  If this Agreement is terminated with respect to a Trust or Trusts, NLCS shall be entitled to collect from the Trust the amount of all of NLCS’s reasonable labor charges and cash disbursements for services in connection with NLCS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Trust from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof.  In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust.

X. EXCEPTIONS RESULTING FROM BOARD ACTION UNDER RULE 38a-1

(a) Termination.  If the Board dismisses the Trust’s Chief Compliance Officer, this Agreement will either end immediately or, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement.

(b) Prevention of Termination.  If NLCS wishes to dismiss the Chief Compliance Officer under the terms of NLCS’s contract with the Chief Compliance Officer, then NLCS will present its plan of action to the Board prior to taking such action.  Under such circumstances NLCS may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through NLCS.  If the Board approves the new Chief Compliance Officer, the contract would continue as amended to reflect the new Chief Compliance Officer.  If, the Board chooses to engage its own Chief Compliance Officer as a result of NLCS dismissing the Chief Compliance Officer under this Agreement, the contract with NLCS would end, and the Trust would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.

(c) Change in Compensation:  If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then either the fees paid to NLCS by the Trust will increase proportionately or the Trust will separately compensate the Chief Compliance Officer for any amounts it deems due to the Chief Compliance Officer above the amounts due to NLCS under this Agreement.  Otherwise, the Board may directly increase the fees paid to NLCS via an amendment to this Agreement.  Any attempt by the Board to reduce the salary of the Chief Compliance Officer would be contrary to the terms of this Agreement.

(d)

Resignation by Chief Compliance Officer:  If the Chief Compliance Officer voluntarily resigns, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement.  If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the Chief Compliance Officer, the contract with NLCS would end, and the Trust would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.  NLCS will make every effort to assist the Board in a smooth transition during this period.

XI. MISCELLANEOUS

(a)

Amendments.  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)

Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York

(c)

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)

Counterparts.  The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)

Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)

Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g)

Headings.  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)

Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:	To NLCS:
Emile R. Molineaux	Michael J. Wagner
Secretary	President
c/o Gemini Fund Services, LLC	Trust Compliance Services, LLC
450 Wireless Boulevard	450 Wireless Boulevard
Hauppauge, NY 11788 (631) 470-2616 emilem@geminifund.com	Hauppauge, NY 11788 (631) 470-2600 michaelw@NLCompliance.com
With a copy to : Margaret A. Sheehan The Atlantic Building 950 F Street, NW Washington, D.C. 20004-1404 Phone: 202-756-3305 Fax: 202-756-3333

(i)

Distinction of Trusts.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Trust of the Trust are separate and distinct from the assets and liabilities of each other Trust and that no Trust shall be liable or shall be charged for any debt, obligation or liability of any other Trust, whether arising under this Agreement or otherwise.

(j)

Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

NATIONAL RETAIL FUNDS /s/ J. Patrick Kearns By: J. Patrick Kearns President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC /s/ Michael J.Wagner By: Michael J. Wagner President

APPENDIX A –PAYMENT

1) Development of Procedures. A one-time fee of $1,000 will be billed for developing/updating the Compliance Program Manual for the Trusts.

plus

2) Base Annual Fee – Trust Chief Compliance Officer Services: $25,000.00 in total for the first two Trusts in operation, and $7,500, for each additional Trust.

The Base Fee under this Agreement will be billed separately to each Trust on a quarterly basis, in advance. NLCS shall invoice each Trust directly for one-quarter of the annual Base Fee upon commencement of operations of said Trust. The next quarter of this fee will be billed on each fiscal quarter thereafter. The invoices shall be payable by the Trust upon receipt and shall include the amount due and a brief description of the services rendered.

On its annual anniversary date, each Trust’s fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (“CPI”) for the twelve-month period ending with the month preceding such annual anniversary date.  Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

 plus

3) Out of Pocket Expenses.

Reasonable expenses incurred in connection with Trust business, including, but not limited to, travel and meals, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Trust on a monthly basis. The Trust agrees to reimburse NLCS for all Out of Pocket Expenses incurred by NLCS in connection with the services provided to the Trust pursuant to this Agreement. Where the Trust’s Chief Compliance Officer makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the travel costs will be divided among the Trust and such clients equally.  An invoice detailing these Out of Pocket Expenses, including any series specific expenses, will be submitted to the Trust at the end of each month, and will be payable by the Trust upon receipt. Series-specific Out of Pocket Expenses, such as those stemming from visits to individual Advisers, will be allocated by the Trust to the respective Series.

APPENDIX B

SERIES

National Retail Trust I

National Retail Trust II

National Retail Trust III